EX-99.(a)(3)

Schedule A

Goldman Sachs ETF Trust

As of March 15, 2017

Series of Shares

Goldman Sachs Access Local Emerging Markets Bond ETF

Goldman Sachs Access High Yield Bond ETF

Goldman Sachs Access Investment Grade Corporate Credit ETF

Goldman Sachs ActiveBeta® Emerging Markets Equity ETF

Goldman Sachs ActiveBeta® Europe Equity ETF

Goldman Sachs ActiveBeta® International Equity ETF

Goldman Sachs ActiveBeta® Japan Equity ETF

Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Equity Long Short Hedge Tracker ETF

Goldman Sachs Event Driven Hedge Tracker ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs High Sharpe Ratio ETF

Goldman Sachs Macro Hedge Tracker ETF

Goldman Sachs Multi-Strategy Hedge Tracker ETF

Goldman Sachs Relative Value Hedge Tracker ETF

Goldman Sachs S&P 500® Environmental & Socially Responsible ETF

Goldman Sachs TreasuryAccess 0-1 Year ETF